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                                                                    EXHIBIT 12.1

                         BOOTH CREEK SKI HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


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                                                      HISTORICAL          PRO FORMA           PRO FORMA
                                                   SIX MONTHS ENDED       YEAR ENDED       SIX MONTHS ENDED
                                                     MAY 2, 1997       OCTOBER 31, 1996      MAY 2, 1997
                                                   ----------------    ----------------    ----------------
EARNINGS
Income (loss) before income taxes..............        $ 5,663             $(12,581)           $   946
Fixed charges..................................          7,504               17,706              9,365
Preferred stock dividend requirement...........           (116)                (434)              (141)
                                                       -------             --------            -------
     Total Earnings............................        $13,051             $  4,691            $10,170
                                                       =======             ========            =======
FIXED CHARGES
Interest (expensed or capitalized).............        $ 5,258             $ 15,686            $ 7,843
Portion of rent expense representative of
  interest.....................................            934                  726                951
Amortization of deferred financing fees........          1,196                  860                430
Preferred stock dividend requirement...........            116                  434                141
                                                       -------             --------            -------
     Total Fixed Charges.......................        $ 7,504             $ 17,706            $ 9,365
                                                       =======             ========            =======
RATIO OF EARNINGS TO FIXED CHARGES.............           1.74                   --               1.09
                                                       =======             ========            =======
COVERAGE DEFICIENCY............................        $    --             $(13,015)           $    --
                                                       =======             ========            =======
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